                                                                    EXHIBIT h(8)

                             MEMORANDUM OF AGREEMENT


         This Memorandum of Agreement is entered into as of the date indicated on Exhibit "A" between AIM Special Opportunities Funds (the "Trust"), on behalf of the funds listed on Exhibit "A" to this Memorandum of Agreement (the "Funds"), and A I M Distributors, Inc. ("AIM").

         For and in consideration of the mutual terms and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Trust and AIM agree as follows:

         The Trust and AIM agree until the date set forth on the attached Exhibit "A" that AIM will waive Rule 12b-1 distribution plan payments at the rates set forth on Exhibit "A" of the average daily net assets allocable to such class. Neither the Trust nor AIM may remove or amend the waivers to the Trust's detriment prior to the date set forth on Exhibit "A." AIM will not have any right to reimbursement of any amount so waived.

         The Trust and AIM agree to review the then-current waivers for each class of each Fund listed on Exhibit "A" on a date prior to the date listed on that Exhibit to determine whether such waivers should be amended, continued or terminated. Unless the Trust, by vote of its Board of Trustees, or AIM terminates the waivers, or the Trust and AIM are unable to reach an agreement on the amount of the waivers to which the Trust and AIM desire to be bound, the waivers will continue for additional one-year terms at the rate to which the Trust and AIM mutually agree. Exhibit "A" will be amended to reflect that rate and the new date through which the Trust and AIM agree to be bound.

         It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but shall only bind the assets and property of the Funds, as provided in the Trust's Agreement and Declaration of Trust. The execution and delivery of this Memorandum of Agreement have been authorized by the Trustees of the Trust, and this Memorandum of Agreement has been executed and delivered by an authorized officer of the Trust acting as such; neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the assets and property of the Funds, as provided in the Trust's Agreement and Declaration of Trust.

         IN WITNESS WHEREOF, the Trust and AIM have entered into this Memorandum of Agreement as of the date first above written.

                                 AIM Special Opportunities
                                 Funds, on behalf of each
                                 Fund listed in Exhibit "A"
                                 to this Memorandum of
                                 Agreement

                                 By:     /s/ ROBERT H. GRAHAM
                                         ---------------------------------------

                                 Title:  President
                                         ---------------------------------------


                                 A I M Distributors, Inc.

                                 By:     /s/ MICHAEL J. CEMO
                                         ---------------------------------------

                                 Title:  President
                                         ---------------------------------------

                                   EXHIBIT "A"

                         AIM SPECIAL OPPORTUNITIES FUNDS



          FUND                                     WAIVER                           EFFECTIVE DATE             COMMITTED UNTIL
          ----                                     ------                           --------------             ---------------
AIM Small Cap Opportunities            0.10% of Rule 12b-1                           July 1, 2000              June 30, 2001
Fund                                   distribution plan payments on
   Class A                             average net assets

AIM Mid Cap Opportunities              0.10% of Rule 12b-1                           July 1, 2000              June 30, 2001
Fund                                   distribution plan payments on
   Class A                             average net assets

AIM Large Cap Opportunities            0.10% of Rule 12b-1                           September 29,                **
Fund                                   distribution plan payments on                     2000*
   Class A                             average net assets



* Effective the earlier of September 29, 2000, or the date the fund has assets under management of $750 million.
** One year from the Effective Date.